SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 4, 2010 (October 29, 2010)

COMFORCE Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6081 (Commission File Number)	36-2262248 (IRS Employer Identification No.)

999 Stewart Avenue, Bethpage, New York	11714
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (516) 437-3300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2010, COMFORCE Corporation and its COMFORCE Operating, Inc. subsidiary (collectively, the “Company”) entered into Amendment No. 1 to the employment agreement with Harry V. Maccarrone.  Mr. Maccarrone’s employment agreement had been last amended (and restated) on March 31, 2008, at which time Mr. Maccarrone served as the Company’s Executive Vice President and Chief Financial Officer.  On October 11, 2010, he was appointed to serve as the Company’s Chief Executive Officer upon the termination of John C. Fanning, who previously held that position, due to the condition of Mr. Fanning’s health.  As disclosed in the Company’s Current Report on Form 8-K filed October 13, 2010, no amendments were made to Mr. Maccarrone’s employment agreement by reason of or in connection with his appointment as the Company’s Chief Executive Officer, but it was noted in that report that the Company anticipated examining the employment arrangements with Mr. Maccarrone by the end of 2010.

Subsequently, Mr. Maccarrone and the members of the Company’s Stock Option and Compensation Committee accelerated their discussions since his employment agreement had a renewal notice date of November 1, 2010, and, absent a termination notice, the agreement would be extended for a full year until December 31, 2011.  Based on these discussions, and in light of the uncertainties concerning whether the Company would enter or complete a transaction, the members of the Committee and Mr. Maccarrone agreed to extend the term of his employment agreement by six months until June 30, 2011, without any change in the previously established terms of his compensation (under which his salary is to be increased as of April 1, 2011 under a fixed formula).  In return, Mr. Maccarrone agreed to relinquish the right he had under the existing terms to treat a diminution of his current responsibilities, role or title as the Company’s Chief Executive Officer during this six month period as constructive termination of his employment so long as he was provided working accommodations that were (x) consistent with the Company’s current practices, (y) reflective of his current stature and position, and (z) reasonably acceptable to him.  At a Board special meeting of the Company’s Board held on October 25, 2010, the Board approved the terms of this amendment to Mr. Maccarrone’s employment agreement, and it was signed on October 29, 2010.

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a matter of corporate housekeeping, on October 29, 2010, the Company filed with the Secretary of State of Delaware a Certificate of Elimination of the Company’s Series F Convertible Participating Preferred Stock, the shares of which were retired in 1998.  This Certificate became effective upon filing. The filing of this Certificate will have no impact on the rights of any of the Company’s securityholders.

Item 9.01   Financial Statements and Exhibits

(c)  Exhibits

3.1	Certificate of Elimination of the Company’s Series F Convertible Participating Preferred Stock filed with the Secretary of State of Delaware on October 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORCE Corporation

/s/ Harry V. Maccarrone
Harry V. Maccarrone
Chief Executive Officer
Date: November 4, 2010